Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow szaslow@tkogrp.com
	Media:	press@tkogrp.com

TKO Reports Second Quarter 2026 Results

Raises Full Year 2026 Guidance

Announces Intent to Commence Additional Share Repurchases

Second Quarter 2026 Financial Highlights

•
Revenue of $1.547 billion
•
Net income of $303.9 million
•
Adjusted EBITDA1 of $649.9 million
•
Year-to-date, the Company has returned in excess of $1.3 billion of capital to equity holders through share repurchases and dividend payments and related distributions

Full Year 2026 Guidance

•
The Company increased its target for revenue to $5.775 billion to $5.825 billion
•
The Company increased its target for Adjusted EBITDA to $2.275 billion to $2.305 billion

New York, NY, August 3, 2026 – TKO Group Holdings, Inc. (“TKO” or the “Company”) (NYSE: TKO) today announced financial results for its second quarter ended June 30, 2026.

“Despite a challenging global environment, TKO delivered solid results in Q2, with strong momentum heading into the back half of the year,” said Ariel Emanuel, Executive Chair and CEO of TKO. “Premium live content and experiences are heating up in an increasingly AI-driven world, and our businesses are well positioned to fully capitalize on societal secular tailwinds.”

“From UFC Freedom 250 to the FIFA World Cup, TKO continues to deliver on the biggest stages and this quarter reinforced our 2026 execution story. Our decision to raise full-year guidance reflects both our performance to date and our confidence in TKO’s multi-year trajectory,” said Mark Shapiro, President and COO of TKO. “Our global fan base is expanding, and we are capitalizing on the commercial promise across ticketing, premium hospitality, marketing partnerships, and financial incentive packages. The demand in the experience economy is undeniable and positions us well for multi-year growth, margin expansion, and overall value creation.”

Consolidated Results2

Second Quarter 2026

Revenue increased 18%, or $238.7 million, to $1.547 billion. The increase primarily reflected an increase of $119.8 million at UFC, to $535.7 million, an increase of $64.7 million at WWE, to $620.9 million, and an increase of $48.1 million at the IMG segment, to $354.7 million.

Net Income was $303.9 million, an improvement of $30.8 million from $273.1 million in the prior year period. The improvement reflected the increase in revenue partially offset by an increase in operating expenses. The increase in operating expenses primarily reflected an increase in direct operating costs of $79.7 million and an increase in selling, general and administrative expenses of $98.4 million. The increase in selling, general and administrative expenses primarily reflected legal fees and settlement costs associated with stockholder litigation related to WWE.

Adjusted EBITDA1 increased 23%, or $123.4 million, to $649.9 million, due primarily to an increase of $35.6 million at UFC, an increase of $38.5 million at WWE, and an increase of $49.6 million at the IMG segment.

Adjusted EBITDA margin increased to 42% from 40%.

Cash flows generated by operating activities were $374.0 million, a decrease of $22.2 million from $396.2 million, primarily due to the timing of working capital, partially offset by the improved operating performance. Working capital for the three months ended June 30, 2026 and June 30, 2025 included approximately $22.4 million and $164.8 million, respectively, of net pre-payments held in escrow related to FIFA World Cup 2026.

Free Cash Flow3 was $349.6 million, a decrease of $25.3 million from $374.9 million, due to the decrease in cash flows generated by operating activities and an increase in capital expenditures.

Cash and cash equivalents were $592.5 million as of June 30, 2026. Gross debt was $4.659 billion as of June 30, 2026.

Results by Operating Segment4

The table below reflects TKO’s performance by operating segment:

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
UFC	$535.7	$415.9	$936.9	$775.6
WWE	620.9	556.2	1,096.6	947.7
IMG	354.7	306.6	1,010.1	782.9
Total revenue from reportable segments	1,511.3	1,278.7	3,043.6	2,506.2
Corporate and Other	48.5	44.6	122.4	99.0
Eliminations	(12.7)	(14.9)	(22.0)	(28.0)
Total Revenue	$1,547.1	$1,308.4	$3,144.0	$2,577.2

Adjusted EBITDA:
UFC	$280.4	$244.8	$534.9	$472.2
WWE	368.3	329.8	624.4	523.7
IMG	78.6	29.0	175.9	102.5
Total Adjusted EBITDA from reportable segments	727.3	603.6	1,335.2	1,098.4
Corporate and Other	(77.4)	(77.1)	(135.5)	(154.5)
Total Adjusted EBITDA	$649.9	$526.5	$1,199.7	$943.9

UFC

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2026	2025	2026	2025
UFC Revenue:
Media rights, production and content	$325.2	$260.5	$600.5	$484.6
Live events and hospitality	47.8	58.5	96.3	117.1
Partnerships and marketing	144.8	85.8	211.9	150.1
Consumer products licensing and other	17.9	11.1	28.2	23.8
Total Revenue	$535.7	$415.9	$936.9	$775.6

Second Quarter 2026

Revenue increased 29%, or $119.8 million, to $535.7 million driven by a $64.7 million increase in media rights, production and content revenue, a $59.0 million increase in partnerships and marketing revenue, and a $6.8 million increase in consumer products licensing and other revenue, partially offset by a $10.7 million decrease in live events and hospitality revenue. The increase in media rights, production and content revenue was primarily related to higher media rights fees, which reflected the impact of the new distribution agreement with Paramount that began in January 2026 partially offset by one fewer Numbered Event, compared to the prior year period. The increase in partnerships and marketing revenue was primarily related to new partners and an increase in fees from renewals, which were largely driven by the UFC Freedom 250 event held at the White House in June 2026, compared to the prior year period. The increase in consumer products licensing and other revenue was primarily due to higher royalties on UFC-branded products, including collectibles and event merchandise. The decrease in live events and hospitality revenue was due to a decrease in ticket sales revenue, which was largely driven by the absence of ticket sales for UFC Freedom 250 and one fewer Numbered Event, partially offset by higher financial incentive package revenue, compared to the prior year period.

Adjusted EBITDA increased 15%, or $35.6 million, to $280.4 million, due to the increase in revenue (as described above) partially offset by an increase in expenses. Direct operating costs reflected higher athlete, production and other event-related costs, which were largely driven by the UFC Freedom 250 event, partially offset by one fewer Numbered Event, compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher personnel and travel costs compared to the prior year period.

Adjusted EBITDA margin decreased to 52% from 59%. The decrease was entirely due to the financial profile of the UFC Freedom 250 event. Absent Freedom 250 margins would have increased year-over-year.

WWE

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2026	2025	2026	2025
WWE Revenue:
Media rights, production and content	$359.7	$278.9	$641.4	$530.5
Live events and hospitality	152.0	185.7	275.5	262.0
Partnerships and marketing	63.2	58.3	89.4	83.9
Consumer products licensing and other	46.0	33.3	90.3	71.3
Total Revenue	$620.9	$556.2	$1,096.6	$947.7

Second Quarter 2026

Revenue increased 12%, or $64.7 million, to $620.9 million driven by a $80.8 million increase in media rights, production and content revenue, a $12.7 million increase in consumer products licensing and other revenue, and a $4.9 million increase in partnerships and marketing revenue, partially offset by a $33.7 million decrease in live events and hospitality revenue. The increase in media rights, production and content revenue was primarily related to higher media rights fees, notably the impact of the new distribution agreement with ESPN that began in September 2025, compared to the prior year period. The increase in consumer products licensing and other revenue was primarily related to the sale of WWE-branded products, including trading cards and other collectibles, compared to the prior year period. The increase in partnerships and marketing revenue was primarily related to new partners and an increase in fees from renewals compared to the prior year period. The decrease in live events and hospitality revenue was due to a decrease in ticket sales revenue, almost exclusively related to WrestleMania 42 in Las Vegas, compared to the prior year period.

Adjusted EBITDA increased 12%, or $38.5 million, to $368.3 million, due to the increase in revenue (as described above) partially offset by an increase in expenses. Direct operating costs reflected higher talent, production and other event-related costs compared to the prior year period. Selling, general and administrative expenses increased primarily due to higher travel costs, related to an increase in the number of international events, compared to the prior year period.

Adjusted EBITDA margin was 59% for both periods.

IMG

The IMG segment reflects the operations of the IMG business and On Location.

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2026	2025	2026	2025
IMG Revenue:
Media rights, production and content	$147.2	$163.4	$307.4	$324.7
Live events and hospitality	198.5	132.1	666.2	420.6
Partnerships and marketing	3.5	7.9	25.0	30.2
Consumer products licensing and other	5.5	3.2	11.5	7.4
Total Revenue	$354.7	$306.6	$1,010.1	$782.9

Second Quarter 2026

Revenue increased 16%, or $48.1 million, to $354.7 million primarily driven by a $66.4 million increase in live events and hospitality revenue, partially offset by a $16.2 million decrease in media rights, production and content revenue. The increase in live events and hospitality revenue was primarily related to FIFA World Cup 2026 hospitality sales at On Location. The decrease in media rights, production and content revenue related to the IMG business and primarily reflected the loss of a contract for Italy’s premier professional cycling event, partially offset by increased demand for Stars on Ice, the touring figure skating show, and growth in Sport 24, the live sports channel for airlines and cruise ships, compared to the prior year period.

Adjusted EBITDA increased 171%, or $49.6 million, to $78.6 million, primarily due to the increase in revenue (as described above) and a decrease in expenses. Direct operating costs decreased primarily due to the end of an Italian professional cycling contract at the IMG business compared to the prior year period. Selling, general and administrative expenses increased primarily due to costs related to FIFA World Cup 2026 compared to the prior year period.

Adjusted EBITDA margin increased to 22% from 9%.

Corporate and Other

Corporate and Other reflects operations not allocated to the UFC, WWE, or IMG segments and primarily consists of general and administrative expenses, the operations of PBR, as well as management and promotional fees for services primarily related to boxing.

	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2026	2025	2026	2025
Corporate and Other Revenue:
Media rights, production and content	$3.7	$4.7	$12.6	$8.0
Live events and hospitality	19.8	18.4	52.8	51.8
Partnerships and marketing	12.3	11.7	28.6	23.8
Consumer products licensing and other	12.7	9.8	28.4	15.4
Total Revenue	$48.5	$44.6	$122.4	$99.0

Second Quarter 2026

Revenue increased 9%, or $3.9 million, to $48.5 million. The increase was primarily related to an increase in management fees for services related to the Company’s boxing initiatives. Revenue at PBR increased by $1.0 million principally related to higher live events and hospitality revenue, which was driven by the Space Cowboys event at the U.S. Air Force Academy.

Adjusted EBITDA was a loss of $77.4 million, essentially comparable to a loss of $77.1 million in the prior year period. Results primarily reflected the increase in revenue (as described above) offset by an increase in expenses. Expenses reflected higher personnel and other operating costs partially offset by lower event-related costs at PBR from holding ten fewer events due to a strategic review to remove non-core events compared to the prior year period.

Full Year 2026 Guidance

In February, the Company issued revenue and Adjusted EBITDA guidance of $5.675 billion to $5.775 billion and $2.240 billion to $2.290 billion, respectively, for the full year 2026. Based on performance through the first six months of the year and our visibility into and anticipated performance for the remainder of the year, the Company is raising its guidance and now expects full year 2026 revenue of $5.775 billion to $5.825 billion and Adjusted EBITDA of $2.275 billion to $2.305 billion.

The Company intends to provide additional detail related to its 2026 guidance on today’s earnings call.

Other Matters

Return of Capital Program

The Company announced that it intends to commence additional repurchases of its outstanding Class A common stock under its existing share repurchase program. The Company will determine at its discretion the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors.

As previously disclosed, the Company’s board of directors has authorized the repurchase of up to $3 billion of outstanding Class A common stock. The share repurchase program has no expiration and may be modified, suspended, or discontinued at any time.

As previously disclosed, on June 30, 2026, the Company announced the completion of its accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $800 million, or 4,167,298 shares, of its outstanding Class A common stock.

As previously disclosed, on May 11, 2026, the Company entered into a Rule 10b5-1 trading plan for the repurchase of up to $200 million of its outstanding Class A Common Stock (the “10b5-1 Plan”). During the second quarter, the Company repurchased 648,919 shares for approximately $129.3 million. From July 1, 2026 through July 21, 2026, the Company repurchased 373,515 shares for approximately $70.7 million thus completing the 10b5-1 Plan.

As of August 3, 2026, the Company has slightly in excess of $1 billion available under its existing authorization.

On June 30, 2026, the Company paid a quarterly cash dividend to the holders of the Company’s Class A common stock based on their pro rata share of an aggregate distribution of approximately $150 million, or $0.79 per share, from TKO Operating Company, LLC.

Notes

(1)
The definition of Adjusted EBITDA can be found in the Non-GAAP Financial Measures section of the release on page 8. A reconciliation of Net Income (Loss) to Adjusted EBITDA for the three and six months ended June 30, 2026 and 2025 can be found in the Supplemental Information in this release on page 15.
(2)
As the acquisition of the Acquired Businesses was accounted for as a merger between entities under common control, reported results presented in this earnings release reflect the results of the Acquired Businesses as if they had been part of TKO during the historical periods presented herein. See the “Basis of Presentation” discussion on page 9 for further details.
(3)
The definition of Free Cash Flow and Free Cash Flow Conversion can be found in the Non-GAAP Financial Measures section of the release on page 8. A reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the three and six months ended June 30, 2026 and 2025 can be found in the Supplemental Information in this release on page 16.
(4)
An explanation of the basis of presentation can be found in this release on page 9.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Free Cash Flow Conversion. Please see the definitions below and the reconciliation tables included in this release for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

The Company defines Adjusted EBITDA as net income excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earnout costs, certain legal costs, restructuring, severance and impairment charges, foreign exchange (gains) losses, and certain other items when applicable. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue.

TKO management believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors as these measures eliminate the significant level of non-cash depreciation and amortization expense that results from its capital investments and intangible assets, and improve comparability by eliminating the significant level of interest expense associated with TKO’s debt facilities, as well as income taxes which may not be comparable with other companies based on TKO’s tax and corporate structure. Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate TKO’s consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of TKO’s results as reported under GAAP. Some of these limitations are:

•
they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;
•
Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on TKO’s debt;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and
•
they are not adjusted for all non-cash income or expense items that are reflected in TKO’s statements of cash flows.

TKO management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of TKO’s operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income as indicators of TKO’s financial performance, as measures of discretionary cash available to it to invest in the growth of its business or as measures of cash that will be available to TKO to meet its obligations. Although TKO uses Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of its business, such use is limited because it does not include certain material costs necessary to operate TKO’s business. TKO’s presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by TKO, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of TKO’s most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. TKO views net cash provided by operating activities as the most directly comparable GAAP measure. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Although they are not recognized measures of liquidity under U.S. GAAP, Free Cash Flow and Free Cash Flow Conversion provide useful information regarding the amount of cash TKO’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends. Free Cash Flow and Free Cash Flow Conversion have certain limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent the residual cash flow for discretionary expenditures.

Reconciliations of the Company’s Non-GAAP financial measure guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and are not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations and certain other items reflected in our reconciliation of historical Non-GAAP financial measures, the amounts of which could be material.

Basis of Presentation

As a result of the February 28, 2025 closing of the Company’s agreement with Endeavor to acquire IMG, On Location, and PBR (the “Acquired Businesses”) in a common control transaction, TKO’s consolidated financial information presented herein reflect the combined results of TKO and the Acquired Businesses as if they had been part of TKO during the historical periods presented under common control.

TKO’s financial information presented herein for the periods that it did not own the Acquired Businesses were prepared by Endeavor Group Holdings, Inc. and include allocations for corporate expenses to the businesses based on Endeavor Group Holdings, Inc.’s corporate expense profile. These expenses consisted of certain support functions that were provided on a centralized basis, such as expenses related to finance, human resources, information technology, facilities, and legal, among others and were allocated to the Acquired Businesses. Endeavor Group Holdings, Inc. allocated these corporate expenses on a pro rata basis of headcount, gross profit, and other allocation methodologies. Corporate allocations were $21.7 million for the six months ended June 30, 2025 representing allocations from January 1 through February 28, 2025. Under TKO ownership effective February 28, 2025, such corporate allocations no longer occur.

Effective February 28, 2025, the Company operates its business under three reportable segments, UFC, WWE, and IMG. The UFC and WWE segments consist entirely of the operations of these businesses, while the IMG segment consists entirely of the operations of IMG and On Location. In addition, the Company reports results for the “Corporate and Other” group, which includes the operations of PBR, management and promotional fees for services primarily related to boxing as well as general and administrative expenses that are not allocated to the business segments. These expenses largely relate to corporate activities, including information technology, facilities, legal, human resources, finance, accounting, treasury, investor relations, corporate communications, community relations and compensation to TKO’s management and board of directors, which support the reportable segments. All prior period amounts related to the segment change have been retrospectively reclassified to conform to the new presentation. The profitability measure employed by the Company in assessing operating performance, including that of its segments, is Adjusted EBITDA. The Company defines Adjusted EBITDA as net income, excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earnout costs, certain legal costs, restructuring, severance and impairment charges, and certain other items when applicable. Adjusted EBITDA includes amortization expenses directly related to supporting the operations of the Company’s segments, including content production asset amortization.

Additional Information

As previously announced, TKO will host a conference call at 5:00 p.m. ET on August 3, 2026, to discuss its second quarter 2026 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at investor.tkogrp.com. Participants can access the conference call by dialing 833-461-5787 (conference ID: 515089571). Please reserve a line 5-10 minutes prior to the start time of the conference call.

Any accompanying materials referenced during the call will be made available on August 3, 2026, at investor.tkogrp.com. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company. TKO’s businesses include UFC, the world’s premier mixed martial arts organization; WWE, the global leader in sports entertainment; PBR, the world’s premier bull riding organization; and its joint venture Zuffa Boxing, a professional boxing promotion. Together, these properties reach more than 1 billion households across 210 countries and territories and organize more than 500 live events year-round, attracting more than three million fans. TKO also services and partners with major sports rights holders through IMG, an industry-leading global sports marketing agency; and On Location, a global leader in premium experiential hospitality.

Website Disclosure

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding TKO’s business strategy and plans, financial outlook, TKO’s capital return program, including the timing of purchases thereunder, trends in consumer demand, TKO’s growth and value creation prospects, TKO’s financial condition, and anticipated financial and operational performance. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: TKO’s ability to generate revenue from discretionary and corporate spending on events; TKO’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners and other distribution partners; TKO’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; TKO’s success in its strategic acquisitions, investments and commercial agreements; adverse publicity concerning the Company or its key personnel; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which TKO operates; TKO’s dependence on the continued services of executive management and other key employees; changes in public and consumer tastes and preferences and industry trends; financial risks with owning and managing events for which TKO sells media and partnership and marketing rights, ticketing and hospitality; the Company’s substantial indebtedness; and other important factors discussed in the section entitled “Risk Factors” in TKO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by TKO, as any such factors may be updated from time to time in TKO’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and TKO’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, TKO undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TKO Group Holdings, Inc.

Consolidated Income Statements

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue	$1,547.1	$1,308.4	$3,144.0	$2,577.2
Operating expenses:
Direct operating costs	556.1	476.4	1,290.5	1,044.0
Selling, general and administrative expenses	462.7	364.3	842.9	727.6
Depreciation and amortization	98.5	99.4	242.3	199.9
Total operating expenses	1,117.3	940.1	2,375.7	1,971.5
Operating income	429.8	368.3	768.3	605.7
Other expenses:
Interest expense, net	(70.6)	(48.2)	(131.2)	(93.0)
Other income (expense), net	2.3	(7.8)	6.6	(16.2)
Income before income taxes and equity earnings of affiliates	361.5	312.3	643.7	496.5
Provision for income taxes	53.2	46.5	87.2	67.7
Income before equity earnings of affiliates	308.3	265.8	556.5	428.8
Equity (loss) earnings of affiliates, net of tax	(4.4)	7.3	(2.8)	9.8
Net income	303.9	273.1	553.7	438.6
Less: Net income attributable to non-controlling interests	202.3	174.8	362.7	281.9
Net income attributable to TKO Group Holdings, Inc.	$101.6	$98.3	$191.0	$156.7

Basic net earnings per share of Class A common stock	$1.36	$1.20	$2.51	$1.92
Diluted net earnings per share of Class A common stock	$1.34	$1.17	$2.46	$1.87

Weighted average number of common shares used in computing basic net earnings per share	74,797,769	81,757,675	76,054,642	81,664,928
Weighted average number of common shares used in computing diluted net earnings per share	75,870,706	199,279,343	193,323,374	190,448,612

TKO Group Holdings, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$592.5	$831.1
Restricted cash	959.7	354.9
Accounts receivable, net	1,059.9	558.3
Deferred costs	133.0	234.8
Other current assets	465.3	350.0
Total current assets	3,210.4	2,329.1
Property, buildings and equipment, net	628.2	639.9
Intangible assets, net	3,147.3	3,327.9
Finance lease right-of-use assets, net	248.4	231.8
Operating lease right-of-use assets, net	55.2	54.8
Goodwill	8,445.0	8,444.9
Investments	128.0	131.5
Other assets	401.2	335.9
Total assets	$16,263.7	$15,495.8
Liabilities, Non-controlling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$282.8	$194.8
Accrued liabilities	745.4	526.3
Current portion of long-term debt	45.5	38.1
Current portion of finance lease liabilities	25.5	22.7
Current portion of operating lease liabilities	18.3	17.6
Deferred revenue	483.7	663.0
Other current liabilities	911.4	384.6
Total current liabilities	2,512.6	1,847.1
Long-term debt	4,583.7	3,724.1
Long-term finance lease liabilities	238.3	219.5
Long-term operating lease liabilities	42.2	41.1
Deferred tax liabilities	301.1	301.7
Other long-term liabilities	220.4	112.2
Total liabilities	7,898.3	6,245.7
Commitments and contingencies
Redeemable non-controlling interests	34.4	34.4
Stockholders' equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	4,825.3	4,552.2
Accumulated other comprehensive loss	(20.4)	(17.5)
Accumulated deficit	(1,408.9)	(797.3)
Total TKO Group Holdings, Inc. stockholders’ equity	3,396.0	3,737.4
Nonredeemable non-controlling interests	4,935.0	5,478.3
Total stockholders' equity	8,331.0	9,215.7
Total liabilities, redeemable non-controlling interests and stockholders' equity	$16,263.7	$15,495.8

TKO Group Holdings, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$553.7	$438.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	242.3	199.9
Amortization and impairments of content costs	13.3	13.6
Amortization and write-off of original issue discount and deferred financing cost	2.1	1.3
Loss on sale of assets	—	1.1
Equity-based compensation	80.0	63.3
Income taxes	54.5	41.0
Other, net	2.4	(9.3)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(504.9)	(208.2)
Other current assets	(96.5)	(41.4)
Other noncurrent assets	(67.1)	31.4
Deferred costs	96.0	(33.3)
Accounts payable, accrued liabilities and other current liabilities	757.9	21.2
Deferred revenue	(57.5)	37.7
Other liabilities	(7.7)	2.1
Net cash provided by operating activities	1,068.5	559.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, buildings and equipment and other assets	(44.4)	(48.6)
Investment in affiliates, net	(4.0)	(13.8)
Proceeds from sale of property and equipment	0.1	5.8
Proceeds from infrastructure improvement incentives	0.4	5.4
Proceeds from sales of investments and other	—	1.5
Net cash used in investing activities	(47.9)	(49.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(63.7)	(20.8)
Proceeds from borrowings	929.9	—
Repurchase of Class A common stock	(967.6)	—
Net transfers to parent	—	(122.5)
Contributions from parent	—	26.5
Distribution to members	(408.0)	(166.7)
Dividends paid	(117.3)	(62.1)
Payments for financing costs	(14.8)	—
Taxes paid related to net settlement upon vesting of equity awards	(8.1)	—
Distributions of non-controlling interests	(1.4)	(0.4)
Net cash used in financing activities	(651.0)	(346.0)
Effects of exchange rate movements on cash	(3.4)	17.1
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	366.2	180.4
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	1,186.0	678.1
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$1,552.2	$858.5
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	135.7	103.2
Cash payments for income taxes	88.6	31.3
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Capital expenditures included in current liabilities	4.8	2.7
Capital contribution from parent	0.6	49.9
Accretion of redeemable non-controlling interests	5.7	4.9
Excise taxes on repurchases of common stock	6.9	—

TKO Group Holdings, Inc.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin

(In millions, except percentages)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$303.9	$273.1	$553.7	$438.6
Provision for income taxes	53.2	46.5	87.2	67.7
Interest expense, net	70.6	48.2	131.2	93.0
Depreciation and amortization	98.5	99.4	242.3	199.9
Equity-based compensation expense (1)	40.4	33.0	80.0	63.3
Merger, acquisition and earnout costs (2)	7.0	4.2	9.4	44.0
Certain legal costs (3)	71.1	9.7	94.3	16.2
Restructuring, severance and impairment (4)	0.7	4.3	1.1	5.8
Debt transaction costs (5)	2.5	—	2.5	—
Foreign exchange (gains) and losses (6)	0.7	10.1	(2.6)	15.0
Other adjustments (7)	1.3	(2.0)	0.6	0.4
Total Adjusted EBITDA	$649.9	$526.5	$1,199.7	$943.9
Net income margin	20%	21%	18%	17%
Adjusted EBITDA margin	42%	40%	38%	37%

(1)
Equity-based compensation represents non-cash compensation expense for various awards issued under the TKO 2023 Incentive Award Plan, awards assumed in connection with the acquisition of WWE in September 2023, and awards issued under Endeavor Group Holdings, Inc.’s 2021 Plan.
(2)
Includes (i) certain costs of professional advisors related to strategic transactions, primarily the Acquired Businesses, and (ii) certain costs related to integration initiatives resulting from the acquisition of the Acquired Businesses.
(3)
Includes costs, net of insurance recoveries, related to certain litigation matters including antitrust lawsuits for UFC and stockholder litigation related to WWE and Endeavor. For the three and six months ended June 30, 2026, these costs include an estimated loss of $30.0 million reflecting the Company’s liability net of probable insurance recoveries and $25.6 million and $42.0 million, respectively, of professional fees associated with stockholder litigation related to WWE.
(4)
Includes costs resulting from the Company’s cost reduction programs.
(5)
Includes costs associated with the Company’s debt refinancing transactions.
(6)
Includes gains and losses on foreign exchange transactions.
(7)
Includes other miscellaneous nonoperating gains and losses.

TKO Group Holdings, Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by operating activities (1)	$374.0	$396.2	$1,068.5	$559.0
Less cash used for capital expenditures:
Purchases of property, buildings and equipment and other assets	(24.4)	(21.3)	(44.4)	(48.6)
Free Cash Flow	$349.6	$374.9	$1,024.1	$510.4

Adjusted EBITDA	$649.9	$526.5	$1,199.7	$943.9
Free Cash Flow Conversion	54%	71%	85%	54%

(1)
Net cash provided by operating activities for the three and six months ended June 30, 2026 includes approximately $22.4 million and $604.8 million, respectively, of net pre-payments held in escrow related to FIFA World Cup 2026. Net cash provided by operating activities for the three and six months ended June 30, 2025 includes approximately $164.8 million and $265.1 million, respectively, of net pre-payments held in escrow related to FIFA World Cup 2026.